Exhibit 2
ARTICLES OF AMENDMENT OF
CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
OF SERIES A JUNIOR PARTICIPATING PREFERRED SHARES
OF
GRACO INC.
     I, Karen Park Gallivan, Secretary of Graco Inc. (the “Company”), a corporation organized and existing under the Minnesota Business Corporation Act (the “MBCA”), in accordance with Section 302A.401 thereof, do hereby certify:
     That pursuant to the authority conferred upon the Board of Directors by the Restated Articles of Incorporation of the Company and Section 302A.133 of the MBCA, the Board of Directors on February 12, 2010, amended in its entirety, effective at 5:00 p.m., Minneapolis, Minnesota time, on March 29, 2010, the Certificate of Designation, Preferences and Rights of the Company creating a series of 200,000 Preferred Shares, $1.00 par value, designated as Series A Junior Participating Preferred Shares, to read in its entirety as follows:
     1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Shares,” $1.00 par value (the “Series A Preferred Stock”), and the number of shares constituting such series shall be 200,000. Such number of shares may, unless prohibited by the Restated Articles of Incorporation or by the MBCA, be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares issuable upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series A Preferred Stock.
     2. Dividends and Distributions.
     (a) Subject to the rights of the holders of any Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Shares and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 10th day of February, May, August and November in each year (each such date being referred to as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (1) $10.00 or (2) subject to the provision for adjustment set forth below, 1,000 times the aggregate per-share amount of all cash dividends, and 1,000 times the aggregate per-share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock, and no more. If the Company shall at any time after March 29, 2010 declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a greater or lesser number of Common Shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately before such event under clause (2) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately before such event.
     (b) The Company shall declare a dividend or distribution on the Series A Preferred Stock as provided in subparagraph (a) of this paragraph 2 simultaneously with its declaration of a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares); provided that, if no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series A Preferred Stock shall nevertheless be payable, out of funds legally available for such purpose, on such subsequent Quarterly Dividend Payment Date.
     (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date immediately preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days before the date fixed for the payment thereof.
     3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:
     (a) Subject to the provision for adjustment set forth below, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Company. If the Company shall at any time after March 29, 2010 declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a greater or lesser number of Common Shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately before such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately before such event.
     (b) Except as otherwise provided herein, in any other Certificate of Designation creating a series of Preferred Stock or any similar stock, the Restated Articles of Incorporation or by law, the holders of shares of Series A Preferred Stock and the holders of Common Shares and any other capital stock of the Company having the right to vote generally on matters submitted to shareholders, shall vote together as one class on all matters submitted to a vote of the shareholders of the Company.
     (c) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares and any other capital stock of the Company having general voting rights as set forth herein) for taking any corporate action.
     4. Certain Restrictions.
     (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in paragraph 2 hereof are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Company shall not:
     (1) declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;
     (2) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
     (3) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (both as to dividends and upon liquidation, dissolution or winding up) to the Series A Preferred Stock; or
     (4) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or, unless prohibited by the Restated Articles of Incorporation of the Company, by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (b) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under subparagraph (a) of this paragraph 4, purchase or otherwise acquire such shares at such time and in such manner.
     5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall constitute authorized but unissued shares of Preferred Stock which may be reissued as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein, in the Restated Articles of Incorporation, or in any other Certificate of Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.
     6. Liquidation, Dissolution or Winding-Up. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received the greater of (1) $1,000 per share plus all accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (2) an aggregate amount per share, subject to the provision for adjustment set forth below, equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Shares, or (b) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. If the Company shall at any time after March 29, 2010 declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a greater or lesser number of Common Shares, then the aggregate amount determined pursuant to clause (a)(2) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately before such event.
     7. Consolidation, Merger, Exchange, etc. If the Company shall enter into any consolidation, merger, combination, statutory share exchange or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment set forth below) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. If the Company shall at any time after March 29, 2010 declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a greater or lesser number of Common Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately before such event.

     8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.
     9. Rank. The Series A Preferred Stock shall rank junior with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up to (a) all other series of the Company’s Preferred Shares hereafter issued that expressly provide that they shall rank senior to the Series A Preferred Stock and (b) the Company’s Cumulative Preferred Shares.
     10. Fractional Shares. Series A Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.
     These Articles of Amendment to the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Shares shall be effective at 5:00 p.m., Minneapolis, Minnesota time, on March 29, 2010.
     In Witness Whereof, these Articles of Amendment of the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Shares have been executed on behalf of the Company by its Secretary this 12th day of February, 2010.

/s/ Karen Park Gallivan
Karen Park Gallivan, Secretary

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